                                                                    EXHIBIT 11.0

                             MEASUREX CORPORATION
                      COMPUTATION OF NET INCOME PER SHARE
                                  (Unaudited)

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              (Dollar amounts in thousands except per share data)

                                                             Three  Months  Ended
                                                             --------------------
                                                             March 3,    March 5,
                                                               1996        1995
- ---------------------------------------------------------------------------------
Primary:
      Average shares outstanding                              15,712      16,818

      Net effect of dilutive stock options
        based on the treasury stock method
        using average market price                               678         513
                                                             -------     -------

      Average common and common
        equivalent shares outstanding                         16,390      17,331
                                                             =======     =======

      Net income                                             $ 7,871     $ 3,481
                                                             =======     =======

        Net income per share                                 $   .48     $   .20
                                                             =======     =======

Fully diluted:     (Note A)

      Average shares outstanding                              15,712      16,818

      Net effect of dilutive stock options
        based on the treasury stock method
        using quarter-end market price or
        average market price when greater
        than quarter-end price                                   681         620
                                                             -------     -------

     Average common and common
       equivalent shares outstanding                          16,393      18,438
                                                             =======     =======

     Net Income                                              $ 7,871     $ 3,481
                                                             =======     =======
     Net income per share                                    $   .48     $   .20
                                                             =======     =======
- --------------------------------------------------------------------------------

     Note A: Fully diluted earnings per share have been calculated in accordance with Accounting Principles Board Opinion No. 15, "Earnings Per Share".

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